Filed Pursuant to Rule 424(b)(3)

Registration Nos.    033-08857-99

033-59435-99

333-125001

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED MARCH 12, 2008

The attached Current Report on Form 8-K dated September 15, 2008 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated March 12, 2008.

The date of this Prospectus Supplement is September 15, 2008

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The following updated information is being provided pursuant to paragraph (d) of Item 3.01 of Form 8-K:

Telephone and Data Systems, Inc. (“TDS”) previously issued a press release and filed a Current Report on Form 8-K dated September 3, 2008 disclosing its intention to voluntarily transfer the listing of its Common Shares and Special Common Shares from the American Stock Exchange (“AMEX”) to the New York Stock Exchange (“NYSE”).  On September 15, 2008, TDS filed a Form 25 with the Securities and Exchange Commission (“SEC”) effecting the voluntary delisting of its Common Shares and Special Common Shares from the AMEX. On September 12, 2008, TDS filed a Form 8-A with the SEC to effect the listing of its Common Shares and Special Common Shares on the NYSE.  As a result, trading in such shares on the AMEX was suspended before the market open on September 15, 2008 and trading on the NYSE commenced at the market open on September 15, 2008.  The Common Shares continue to trade under its ticker symbol “TDS” and the Special Common Shares continue to trade under the symbol “TDS.S”.

On September 15, 2008, TDS issued a press release announcing the effectiveness of the change in listing from the AMEX to the NYSE.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.05                Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

As permitted by paragraph (c) of Item 5.05, TDS has posted to its internet web site a Code of Business Conduct and Ethics for Officers and Directors, which replaces TDS’s prior Code of Ethics for Certain Officers and Code of Ethics for Board of Directors.  This was done in order to more fully comply with listing standards of the NYSE effective upon the change in listing on September 15, 2008.  This Code of Business Conduct and Ethics for Officers and Directors is available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Ethics Policies.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date: September 15, 2008

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued September 15, 2008 by TDS and its subsidiary, United States Cellular Corporation

99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement

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Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR SHARES NOW TRADING ON NEW YORK STOCK EXCHANGE

CHICAGO — Sept. 15, 2008 — Telephone and Data Systems, Inc. [NYSE:TDS, TDS.S] and United States Cellular Corporation [NYSE:USM] today announced that both companies’ publicly traded shares are now listed on the New York Stock Exchange (NYSE). The companies previously announced their intention to switch the listings of all of their publicly traded shares to the NYSE from the American Stock Exchange (AMEX). The shares of both companies have ceased trading on the AMEX. TDS Common Shares continue to trade as “TDS”; TDS Special Common Shares continue to trade as “TDS.S”; and U.S. Cellular Common Shares continue to trade as “USM”.

“This is an exciting day for TDS and U.S. Cellular,” said TDS President and CEO and U.S. Cellular Chairman LeRoy T. Carlson, Jr. “We believe that our companies will benefit from a presence on the world’s largest and most widely recognized stock exchange, and that our investors will benefit from the investments the NYSE has made to provide liquidity and the highest-quality market for stocks listed on the NYSE.”

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to nearly 7.4 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 11,700 full-time equivalent employees as of June 30, 2008. For more information about TDS, visit www.teldta.com.

About U.S. Cellular

United States Cellular Corporation, the nation’s sixth-largest, full-service wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to nearly 6.2 million customers in 26 states. The Chicago-based company employed 8,400 full-time equivalent associates as of June 30, 2008. For more information about U.S. Cellular, visit www.uscellular.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of more recently launched markets; changes in the overall economy, competition, the access to and pricing of unbundled network elements, the state and federal telecommunications regulatory environment, and the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate the material weakness; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

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Exhibit 99.2

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
SAFE HARBOR CAUTIONARY STATEMENT

This Form 8-K and/or press release attached to this Form 8-K contain statements that are not based on historical fact and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements.  The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include those set forth below, as more fully discussed under “Risk Factors” in the most recent filing of TDS’ Form 10-K, as updated by any TDS Form 10-Q filed subsequent to such Form 10-K.  However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document.  Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements.  TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.  You should carefully consider the Risk Factors in the most recent filing of TDS’ Form 10-K, as updated by any TDS Form 10-Q filed subsequent to such Form 10-K, the following factors and other information contained in, or incorporated by reference into, this Form 8-K and/or press release attached to this Form 8-K to understand the material risks relating to TDS’ business.

•                  Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

•                  A failure by TDS’ service offerings to meet customer expectations could limit TDS’ ability to attract and retain customers and could have an adverse effect on TDS’ operations.

•                  TDS’ system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•                  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’ business, financial condition or results of operations. Such agreements cover traditional voice services as well as data services, which are an area of strong growth for TDS and other carriers. TDS’ rate of adoption of new technologies, such as those enabling high speed data services, could affect its ability to enter into or maintain roaming agreements with other carriers.

•                  TDS currently recognizes a significant amount of inbound roaming revenues from its wireless business. As a result of recently announced acquisitions in the wireless industry, TDS anticipates that inbound roaming revenues could decline significantly over the next several quarters, which could have an adverse affect on TDS’ business, financial condition or results of operations.

•                  A failure by TDS to acquire adequate radio spectrum could have an adverse effect on TDS’ business and operations.

•                  To the extent conducted by the FCC, TDS is likely to participate in FCC auctions of additional spectrum in the future and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

•                  An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  TDS’ assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•                  The expected future completion of recently announced acquisitions will lead to increased consolidation in the wireless telecommunications industry.  TDS’ lower scale relative to larger wireless carriers could prevent or delay its access to new products including handsets, new technology and/or new content and applications which could adversely affect TDS’ ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

•                  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Changes in various business factors could have an adverse effect on TDS’ business, financial condition or results of operations. These business factors may include but are not limited to, demand, pricing, growth, average revenue per unit, penetration, churn, expenses, customer acquisition and retention costs, roaming rates, minutes of use, and mix and costs of products and services.

•                  Advances or changes in telecommunications technology, such as Voice over Internet Protocol, WiMAX or LTE (Long-Term Evolution), could render certain technologies used by TDS obsolete, could reduce TDS’ revenues or could increase its costs of doing business.

•                  Changes in TDS’ enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’ license costs, goodwill and/or physical assets.

•                  Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS’ business could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  A significant portion of TDS’ wireless revenues is derived from customers who buy services through independent agents and dealers who market TDS’ services on a commission basis. If TDS’ relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•                  TDS’ investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

•                  A failure by TDS to complete significant network construction and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

•                  Financial difficulties of TDS’ key suppliers or vendors, termination or impairment of TDS’ relationships with such suppliers or vendors, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS’ receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS’ business, financial condition or results of operations.

•                  TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ results of operations or financial condition.

•                  War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  The market prices of TDS’ Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors such as:  general economic conditions; wireless and telecommunications industry conditions; fluctuations in TDS’ quarterly customer activations, churn rate, revenues, results of operations or cash flows; variations between TDS’ actual financial and operating results and those expected by analysts and investors; and announcements by TDS’ competitors.

•                  Changes in interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•                  Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS’ credit rating, liquidity, financing arrangements including the ability to borrow under its revolving credit facility, capital resources or ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS’ listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS’ publicly traded equity and/or debt and/or on TDS’ business, financial condition or results of operations.

•                  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’ financial condition or results of operations.

•                  A failure to successfully remediate the existing material weakness in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•                  Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS’ most recent Annual Report on Form 10-K, as updated by the Quarterly Reports on Form 10-Q, to be different from the amounts actually incurred.

•                  An increase in the amount of TDS’ debt in the future could subject TDS to higher interest costs and restrictions on its financing, investing and operating activities and could decrease its cash flows and earnings.

•                  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•                  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements could adversely affect TDS’ financial condition, results of operations or ability to do business.

•                  Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS’ financial condition or results of operations.

•                  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ financial condition, results of operations or ability to do business.

•                  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

•                  Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•                  Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward-looking estimates by a material amount.

TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.